EXHIBIT 10.11

April 19, 2011

Mr. Ralph. C. Johnson

Dear Ralph:

On behalf of Seafarer Exploration Corp. (the "Company")., I am very pleased to offer you a position on the Company's Board of Directors.

As a member of the Company's Board of Directors, you will be invited to attend Board of Director meetings, either in person or on the telephone. In addition, your name and biography may appear on the Company's website and corporate identity materials. Your service as a member of the Board of Directors will be subject to the Company's Board of Directors Terms and Conditions attached hereto as Exhibit A, to which you agree by your signature below (the "Terms").

On behalf of the Company, I am excited about you serving as a member of the Board of Directors and look forward to your continued input and guidance.

Sincerely,

Seafarer Exploration Corp.

          /s/  Kyle Kennedy
Kyle Kennedy
Chief Executive Officer and Chairman of the Board of Directors

I agree to and accept the position as a member of Seafarer Exploration Corp.'s Board of Directors and agree to be bound by all of the Terms and Conditions as contained in Exhibit A.

           /s/  Ralph C. Johnson
Ralph C. Johnson

Exhibit A

BOARD OF DIRECTORS TERMS AND CONDITIONS

1. Term. The term ("Term") of this Board of Directors Agreement (the Agreement") shall commence on April 19th. 2011 (the "Effective Date") and he in full force and effect until terminated according to Paragraph 8.

2. Appointment to the Board of Directors. The Company hereby appoints, and retains Ralph C. Johnson (the "Director"), on a non-exclusive basis, during the Term to serve as a member of its Board of Directors.

3. Services. The Director, as a member of the Company's Board of Directors, shall use his best efforts to provide the Services (the "Services") to the Board which shall include providing services required of a director under the Company's Articles of incorporation and Bylaws, as both may be amended from time, to time and under the General Corporation Law of Delaware, the federal securities laws and other state and federal laws and regulations, as applicable. The Director will also provide the following Services:

a.	making recommendations for both the short term and the long term business strategies to be employed by the Company:

b.	monitoring and assessing the Company's business and to advise the Board with respect to an appropriate business strategy on an ongoing basis:

c.	commenting on proposed corporate decisions and identifying and evaluating alternative courses of action:

d.	making suggestions to strengthen the Company's operations:

e.	identifying and evaluating external threats and opportunities to the Company;

f.	evaluating and making ongoing recommendations to the Board with respect to the Company's business; and

g.	providing such other Directory or consulting services as may be appropriate from time to time.

4. Consideration. The Company and the Director will negotiate future compensation on a year-by-year basis.

5. Disclosures of Director. During the Term, the Director shall:

a.
disclose to the Company all of his interests in any transaction or agreement contemplated by the Company or any matter which may taint the Director's objectivity when performing his role as an Director hereunder;

b.	inform the Company of any business opportunities made available to the Director as a result of the Director's involvement with the Company or otherwise through the performance of the Services; and

c.
not serve as an Director, or consent to an appointment as a member of the board of directors or management team, accept employment from or perform consulting services for any company which competes, directly or indirectly, with the Company.

6. Warranties of the Director. The Director warrants that

a.
no other party has exclusive rights to his services in the specific areas described and that the Director is in no way compromising any rights or trust between any other party and the Director or creating a conflict of interest;

b.	no other agreement will be entered into that will create a conflict of interest with this agreement;

c.
he will comply with all applicable state and federal laws and regulations, as applicable, including Sections 10 and 16 of the Securities and Exchange Act of 1934: and he will not, without obtaining the Company's prior written consent, directly or indirectly engage or prepare to engage in any activity in competition with the Company or establish a business in competition with the Company.

7.
Expenses. The Company shall reimburse the Director for all approved reasonable out-of-pocket expenses incurred in connection with the performance of the Directory Services. Out-of-pocket expenses may include travel (including meals, gas, mileage. and lodging), presentation materials, miscellaneous fees, etc. The Company must approve all reimbursable expenses in advance.

8.
Termination. This Agreement Imo he terminated by either party for any reason upon written notice to the other party. This Agreement shall automatically terminate upon the death of the Director or upon his resignation or removal from, or failure to win election or reelection to, the Company's Board of Directors. In the event of any termination of this Agreement, the Director agrees to return any materials transferred to the Director under this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. The Director agrees that the Company has the right of injunctive relief to enforce this provision. Termination of this Agreement shall not relieve the Director of his continuing obligation tinder this Agreement with respect to confidentiality of proprietary information.

9.
Independent Contractor. Director's relationship with the Company will at all times be that of an independent contractor and not that of an employee. The Director will not he deemed an employee of the Company for purposes of employee benefits, income tax, withholding. F.1.C.A. taxes, unemployment benefits or otherwise: The Director shall not enter into any agreement or incur any obligations on the Company's behalf and the Director will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

10.	Non-disclosure of Confidential Information.

a.
Agreement Not to Disclose. Director agrees riot to use any Confidential Information (as defined below) disclosed to Director by the Company for Director's own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Director shall not disclose or permit disclosure of any Confidential Information of the Company to third parties other titan other members of the Company's Directory Council. Director agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public, domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Director further agrees to notify the Company in writing of any-actual or suspected misuse, misappropriation or unauthorized disclosure of the Company's Confidential Information which may come to Director's attention.

b.
Definition of Confidential Information. "Confidential Information" means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, shipwreck maps, patents, patent applications, computer object or source code, research, invention,. Processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of Director at the time of disclosure, as shown by Director's files and records immediately prior to the time of disclosure: or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Director,

c.
Exceptions. Notwithstanding the above, Director shall not have liability to the Company with regard to any Confidential Information of the Company which Director can prove (i) is disclosed with the prior written approval of the Company, or (ii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body: provided, however, that Director shall provide prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise prevent or restrict such disclosure.

d.
The Director specifically acknowledges that the Company is a publicly traded company whose shares are traded on the Over-the-Counter Bulletin Board under the ticker symbol SFRX. The Director has received or may receive in the future material non public information from the Company. In terms of receiving material non public information from the Company, the Director is subject all to securities laws applicable to insider trading. Moreover, the Director agrees that he will hold in strict confidence and not disclose to any third party any material non public information of the Company except as approved in writing by the CEO. The Director further agrees that he will use any material non public information that he receives from the Company for lawful purposes only.

11.
No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent. copyright or other intellectual property right of the Company, nor shall this Agreement grant Director any rights in or to the Company's Confidential Information, except die limited right to use the Confidential information in connection with the Services.

12.
No Liability. Under no circumstances shall the Company he liable to the Director for any consequential damages claimed by any other party as a result of representations made by the Director with respect to the Company which are different from any to those made in writing by the Company. Furthermore, except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance, or for failure to render any performance under this agreement when such delay or failure is caused by Government regulations (whether or not valid), fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond reasonable control of such delinquent party.

13.
Assignment of Inventions. To the extent that, in the course of performing the Services. Director jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, Director hereby agrees to assign all rights, titles and interest to such inventions to the Company.

14.
No Waiver. A waiver by either party of any breach of this Agreement by the other party shall not be construed as a waiver of any such subsequent breach by such party of the same or any other provisions of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

15.
Partial Invalidity. if any portion of this Agreement shall he held invalid or void, the remainder of this Agreement shall not be affected but such portion shall be deemed modified to the extent necessary to render such provision enforceable under the law, and this Agreement shall remain valid and enforceable as so modified. In the event that the provision may not be modified in such a way as to make it enforceable, the Agreement shall be construed as if the portion so invalidated was not part of this Agreement.

16.
Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida without giving effect to the principles of conflict of laws. Both parties agree that the sole venue for litigation of any dispute arising under this agreement will be in Hillsborough County, Florida.

17.
Advice of Counsel. Each Party Acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

18.
Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject mailer hereof and supersedes and cancels any prior communications, representations, understandings, and agreements, whether verbal or in writing, between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties.

        /s/  Ralph C Johnson
                Ralph C. Johnson